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                                                                      Exhibit 99

Independent Auditors' Report


To the Board of Directors and Stockholders of First Community Bancshares, Inc.

         We have audited the consolidated statement of income of First Community Bancshares, Inc. and subsidiary for the year ended December 31, 1999. This financial statement is the responsibility of First Community Bancshares, Inc.'s management. Our responsibility is to express an opinion on this financial statement based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, such consolidated statement of income presents fairly, in all material respects, the results of its operation for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Pittsburgh, Pennsylvania
January 28, 2000